Exhibit 10.4

                    PURCHASE AND SALE & EXPLORATION AGREEMENT
                    -----------------------------------------

     THIS AGREEMENT is made and entered into effective the 1st day of March, 2004, by and between CENTURY RESOURCES, INC, a Delaware corporation, maintaining offices at 5851 San Felipe Suite 775, Houston, Texas 77057, herein referred to as "Century" and AQUATIC CELLULOSE INTERNATIONAL CORPORATION, a Nevada corporation, with offices at 2504-43rd Street Suite 5, Vernon, B.C. Canada, V1T 6L1, herein referred to as "Aquatic".

     WHEREAS, Century is the owner of certain producing and undeveloped Oil and Gas Leases, exploration prospects and 3-D seismic prospect leads, collectively referred to as the "Subject Properties", which are more particularly described on Exhibits "A" and "A-1" attached hereto, which are located in Matagorda, Wharton, Jackson, and McMullen Counties, Texas; and

     WHEREAS, Aquatics desires to obtain an option to participate with Century in drilling of certain prospects and to acquire certain portion of Century's rights, titles and interest in and to said Oil and Gas Leases, subject to the terms, conditions, reservations and limitations provided hereafter, and to participate with Century in the acquisition and development of certain lands leased or to be leased by Century. Century and Aquatics have agreed to certain preferential rights and options in connection with the development of the Oil and Gas Leases as hereinafter provided,

     NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and Agreements herein contained, during the initial term of this Agreement and during any renewal or extension of the term of this Agreement, it is hereby agreed by and between the parties hereto as follows:

I. THE HAMILL LEASE. Subject to and in accordance with the terms and conditions of this Agreement, Century agrees to sell, convey, assign, transfer and deliver to Aquatic and Aquatic agrees to purchase from Century as of the Effective Date of March 1, 2004, twenty percent (20%) of Century's right, title and interest, in and to the following (the "Hamill Lease"):

     A. Within fifteen (15) days after the receipt from Aquatic of the timely cash payment provided for below, Century shall execute and deliver to Aquatic an assignment for its twenty percent (20%) ownership percentage, in and to the Hamill Oil and Gas Lease including Any and all other interests currently owned or to be obtained by Century as of the Effective Date, including all payments, ownership and accrued revenue due from any source relating to said Oil and Gas Lease.

     B. Said assignment shall be effective as of March 1, 2004, and shall be subject to the following terms, conditions, reservations and limitations:
          1. The above mentioned assignment shall be made without warranty of any kind, express or implied, except that Century shall warrant title to the oil and gas leases by, through and under itself, but not otherwise.
          2. Said assignment shall be made subject to the terms, covenants and conditions of the following:
               a.   The  oil  and  gas  leases;  and
               b.   This  Agreement;  and
               c. That certain unrecorded Operating Agreement, to be executed by and between the parties, (copy attached hereto as Exhibit "B"), when this Agreement is executed.
               d. The interest assigned shall be a 20% working interest and 16% net revenue interest; subject to its proportionate share of all royalties, overriding royalties, production payments and other leasehold burdens created, reserved, excepted or assigned in any of the instruments referred to in paragraph 2 hereinabove.

     C. CASH PAYMENT . As partial consideration hereunder, Aquatic shall pay unto Century the total amount of $580,000.00. Allocated to the various interests to be acquired being 50% to the Hamill lease acquisition and 50% for the option rights under Section II below.

     D. PAYMENT OF CASH CONSIDERATION. Payable by Aquatic to Century as follows:

          a. Eighty Thousand Dollars ($80,000.00) in the form of a wire transfer. Receipt of this deposit is acknowledged by Century.
          b. The balance of the purchase price of $500,000.00 payable from Aquatic to Century in the form of a bank cashier's check or wire transfer upon presentation of an Invoice by Century. Payment due and payable per paragraph E. below.

     E. CLOSING. The sale and purchase of the Property pursuant to this Agreement (the "Closing") shall be consummated and take place at the offices of Century Resources, Inc., AFTER MARCH 15, 2004 BUT ON OR BEFORE MARCH 19, 2004, or at such place and time as may be mutually agreed upon in writing by the Parties (the "Closing Date").

          a. Aquatic shall deliver to Century at or before the Closing the remaining amount of the Purchase Price in certified funds or by wire transfer pursuant to Century's written instructions in accordance with PARAGRAPHS C. D. AND E. ; and such other instruments or documents as Buyer may reasonably request of Seller to consummate the transaction contemplated herein.

          b. Seller shall deliver to Buyer at the Closing an original executed Assignment, in the form requested by Buyer and such other instruments or documents as Seller may reasonably request of Buyer to consummate the transaction contemplated herein.

          c. EFFECTIVE DATE. The conveyance from Century shall be effective as of MARCH 1, 2004, at 7:00 a.m. Central Standard Time ("Effective Date").

     F.   EFFECT  OF  FAILURE  TO  PERFORM  BY  AQUATIC:

Should Aquatic fail to comply with the above specified commitment to make the required cash payment to Century within the time guidelines noted above, then Aquatic shall be deemed to be in default under this Agreement, and any of Aquatic's rights (earned or to be earned) hereunder and under the Operating Agreement shall ipso facto terminate. Upon the occurrence of such non-performance, there shall be an automatic reversion to Century of any rights, titles and interests that were scheduled to be conveyed to Aquatic. In such event, the cash deposit of $80,000.00 paid by Aquatic pursuant to this Agreement shall be retained by Century, not as a penalty, but as the good-faith agreement of the parties hereto to liquidate their damages in the event Aquatic fails to perform pursuant to this Agreement.

In addition, the Parties agree that if the transaction does not close in the allotted time frame noted in paragraph D. above, that the parties shall negotiate a mutually agreeable written extension to close not to exceed past MARCH 26, 2004. If closing occurs between March 20, 2004 and March 26, 2004, (not later than March 26, 2004), the balance of the purchase price required under paragraph D. SECTION B. above, will increase by ten percent (10%), to $550,000.00.

     G.   OPERATOR.

Century shall be designated as the Operator of the oil and gas properties subject to this agreement and any wells drilled pursuant to this Agreement and shall have full control over drilling and other operations at all times.

     H.   OPERATING  AGREEMENT:

It is agreed that within five (5) days of the execution of this Agreement by the parties, each shall execute the Operating Agreement (copy attached hereto as Exhibit "B"), and the Operating Agreement shall become effect as of that date as to all operations and other activities conducted on the "Contract Area" described therein. Notwithstanding anything to the contrary contained herein or in the Operating Agreement, in the event of conflict or inconsistency between the terms and provisions of this Agreement and those of the Operating Agreement, it is stipulated that the terms and provisions of this Agreement shall prevail.

II.  OPTION  ON  NEW  PROJECTS  AND  EXPLORATION  DRILLING  PARTICIPATION.

Subject to and in accordance with the terms, provisions and conditions set forth in this Agreement, Aquatic shall have an exclusive- non-transferable right, but not the obligation, to participate with Century, by acquiring up to fifty
                                                                           -----
percent  (50%)  of  the interest made available to Century, in any new producing
-------------
property acquisitions, undeveloped oil and gas lease acquisition, participation in new drilling prospects ( exploration or development drilling) and other oil and gas acquisition, leasing or development activities undertaken by Century during the Term of this Agreement. Aquatic will have the option to participate on mutually agreeable terms, and will pay its pro-rata share of project expenses. If Aquatic elects, at it sole discretion, to participate in any of these future projects or prospects, Aquatic will reimburse Century for its pro-rata share of any third party expenses incurred by Century relating to the individual projects. Aquatic will make its election to participate, on a project-by-project basis as they are presented to Aquatic by Century. Aquatic will exercise this preferential right of participation within a period of 30
DAYS after receipt of notice and project summary information from Century as each individual project is presented, OR a shorter time period - if a time period less than 30 days has been imposed on Century to elect, by a third party.

If Aquatic declines to participate or rejects any individual project or prospect, within the allotted time period to respond, then Century shall own the project or prospect free and clear of this Agreement, and Century shall have the right to market same to third parties without any further obligation to Aquatic.

     A.   PROJECT  AREAS.

Areas included in this option for participation include but are not limited to the following:

          a. WHARTON AND JACKSON COUNTIES TEXAS, Viking Exploration 3D drilling program participation for drilling of new wells on acreage to be acquired by Century.
          b. BROOKSHIRE DOME- WALLER COUNTY, TEXAS drilling of new wells on acreage Century currently owned or to be acquired by Century.
          c.   TENNA  FIELD,  WHARTON  COUNTY,  TEXAS,  drilling of new wells on acreage  currently  owned  or  to  be  acquired  by  Century.
          d.   SAN  MIGUEL CREEK FIELD , MCMULLEN COUNTY, TEXAS, drilling of new wells  on  acreage  currently  owned or to be acquired by Century
          e. FUTURE NEW PRODUCTION AND PROPERTY ACQUISITIONS. On terms outlined in this agreement.

     B. STOCK CONSIDERATION FOR THIS OPTION ON NEW PROJECTS AND EXPLORATION DRILLING.

As partial consideration hereunder, Aquatic shall deliver unto Century shares in Aquatic Cellulose International Corp.,, as detailed on EXHIBIT "C" attached hereto and made a part of this Agreement. At Century's request, Century's share allocation may be issued to others and will be subject to the same terms, conditions and restrictions as Century's shares.

     C.  GENERAL  PROVISIONS.

     1. RIGHT TO JOIN IN SALE OF INTERESTS TO THIRD PARTIES. Aquatic and Century agree that if either party should offer any of their oil and gas interests hereunder for sale to any third parties (excluding the shares in II.
B. above) , they will grant the other party the option of including their interests free of cost in such sales.

     2. PREFERENTIAL RIGHT TO PURCHASE . Subject to the terms of this Agreement, Aquatic and Century shall each have a recurring preferential right to purchase the other parties interest in proposed sale of any interest acquired under this Agreement. Before entering into a sales contract with a purchaser, Century or Aquatic will promptly give written notice of the proposed sale, describing all relevant details, including a draft of the proposed contract. Each party shall have fifteen (15) days after receipt of the notice within which to elect to contract to purchase or designate an alternate purchaser, on the same terms contained in the notice, or on terms more favorable. If any party fails to notify the selling party of its election within the fifteen (15) day period, or elects not to purchase, the selling party may enter into the proposed contract on the same terms contained in the notice to the other party. If, for any reason, either party does not enter into the proposed contract on the terms contained in the notice and permitted by this Agreement, or if the proposed contract executed terminates, expires or is renegotiated, in whole or in part, the preferential right shall apply again and in accordance with this Agreement and the Operating Agreement. Aquatic's continued compliance with all terms of this Agreement and the Operating Agreement is a condition to Aquatic preserving this preferential right to purchase Century's interest offered to a third party.

     3.     TERM.   The  term  of  Section  II  Option  on  New  Projects  and
Exploration Drilling Participation under this Agreement shall be for a period of one (1) year beginning March 1, 2004. Activation of this Option is dependent on Century receiving funds per the Closing outlined in SECTION I PARAGRAPH D OF this Agreement. Aquatic will have the option to renew this Agreement for two (2) additional one-year period by notifying Century in writing, on or before the expiration of the first and second year option period. If Aquatic fails to give such notice, this Agreement will automatically terminate as to the preferential right of Aquatic to participate in any new projects developed by Century, after the end of the active one year option period, with no further obligations or liabilities on the part of either party, except for existing obligations under the Operating Agreement or for projects and properties jointly owned, or any work or acquisition in progress as of said termination date. After the closing outlined in Section I paragraph D., Aquatic at its sole discretion may at any time thereafter terminate this Agreement by delivering written notice to Century of Aquatic's election to terminate this Agreement, whereupon this Agreement will terminate without further obligation or liabilities on the part of Century or Aquatic, except those obligations for any work in progress, and for those obligations set forth in the Operating Agreement.

     4.     NO  PARTNERSHIP.     This  Agreement  shall  not  be  construed  as
creating a partnership between the parties hereto or rendering them liable as co-partners or as authorizing any of the parties to act as the agent, servant or employee of the other party hereto for any purpose whatsoever, except to he extent Century as Operator is authorized to do so under the terms of the Operating Agreement attached as Exhibit "B". The parties liabilities shall be several, not joint or collective.

     5.     TIME  IS  OF  THE  ESSENCE  OF  THIS  AGREEMENT.

     6. REPRESENTATIONS BY CENTURY. Century represents and warrants that the following statements are true and correct at the date hereof and at the Closing Date in all material respects, Century shall perform and comply in all material respects with all covenants and conditions herein required:

          A. ORGANIZATION AND AUTHORITY. Century Resources, Inc. a Delaware corporation is duly organized, in good standing, and qualified to own mineral interests in the state where the Property is located and has the power and authority to carry on its business as presently conducted, to own and hold the Property, to sell the Property and to perform all obligations required by this Agreement.

     7. REPRESENTATIONS BY AQUATIC. Aquatic represents to Century that the following statements are true and correct and shall be true at and as of the Closing Date in all material respects, Buyer shall perform and comply in all material respects with all covenants and conditions herein required.

          A. ORGANIZATION AND AUTHORITY. Aquatic is a Nevada corporation, in good standing, and qualified to carry on its business in the state where located and has the power and authority to carry on its business as presently conducted, to own, purchase and hold the Property, and to perform all obligations required by this Agreement.

          B. AQUATIC'S INVESTIGATIONS. Subject to any required consent of third parties, Seller agrees to allow Buyer and its authorized representatives to conduct inspections or investigations on or with respect to the Property without limitation. Buyer agrees that it will hold in trust, keep confidential, and not disclose to any third party or make any use of any confidential information obtained from Seller except to the extent necessary to complete its investigations described herein unless the purchase and sale contemplated herein is accomplished and the Property is transferred to Buyer. Aquatic stipulates that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated by this Agreement and that the parties are not in a significantly disparate bargaining position.

     8. TITLE. Seller warrants title to the interest being conveyed to Buyer against all persons lawfully claiming, or to claim, all or any portion of the ownership of Century Resources, Inc., or the oil and gas leases. Seller will convey to Buyer, to the full extent transferable, the benefit of and the right to enforce title warranties, which Seller is entitled to enforce.

     9. NOTICES. All notices and communications required or permitted under this Agreement shall be in writing, delivered to or sent by U.S. Mail or Express Delivery or Federal Express, postage prepaid, by prepaid telegram, or acknowledged facsimile, addressed as follows:

      Edward  R.  DeStefano
      Century  Resources,  Inc.
      5851  San  Felipe,  Suite  775
      Houston,  Texas  77057       713-266-4344              Fax    713-266-4358

      Sheridan  Westgarde
      Aquatics  Cellulose  International  Corporation
      2504-  43rd  Street,  Suite  5
      Vernon,  B.C.
      Canada,  V1T  6L1              250-558-4216            Fax    250-558-3846

     10. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon Seller and Buyer and their respective heirs, successors and assigns. However, no assignment by any party shall relieve any party of any duties or obligations under this Agreement. Specifically, to the extent Aquatic assigns or transfers any or all of its interest in this Agreement, Aquatic shall remain liable for all obligations arising under this Agreement to the same extent that it was liable before said assignment or transfer. Aquatic may not assign it interest in this agreement to any party without the express written consent of Century, which consent may be withheld at Century's sole discretion.

     11. HEADINGS FOR CONVENIENCE. The paragraph headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

     12. ENTIRE AGREEMENT. This Agreement and all exhibits hereto, shall constitute the entire contract and agreement of Century and Aquatic and shall supersede, replace and override any and all prior discussions, correspondence, and agreements between them as to, and only as to, the contemplated operations, promises, and agreements as specifically provided for herein Century and Aquatic agree that as to the matters contemplated and provided for herein, there are no undertakings, obligations, promises, assurances, agreements or conditions, whether precedent or otherwise, except those specifically set forth in this Agreement and in the exhibits attached hereto. Other than as prescribed herein, no amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing and signed by the Parties.

     13. DISPUTES AND APPLICABLE LAWS. Should any party to this Agreement bring an action, including a lawsuit, against any other party to this Agreement (or any of its directors, officers, employees and agents) to enforce or interpret any term or condition of this Agreement, then the prevailing or substantially prevailing party in such action shall be entitled to recover an amount for reasonable attorneys fees in addition to any costs awarded by judgment. This Agreement shall be governed exclusively by, and construed according to, the laws of the State of Texas. The venue for any litigation or dispute shall be Harris County, Texas.

     14. NO WAIVER. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether similar or not, nor shall a waiver constitute a continuing waiver or a precedent to make similar waivers in the future. No waiver shall be binding unless executed in writing by the party making the waiver.

     15. SURVIVORSHIP OF PROVISIONS. If, for any reason, any provision or part of this Agreement is determined to be invalid or contrary to, or in conflict with, any existing or future law or regulation as determined finally by a court or agency having competent jurisdiction, then the Parties agree that such provision or part thereof shall be amended and/or modified to the minimum extent necessary to make such provision or part thereof valid or enforceable, unless to do so would alter materially the rights, duties and/or obligations of the Parties hereto. Any such amendment or modification shall not impair the operation or affect the remaining provisions of this Agreement and such remaining provisions will continue to be given full force and effect and bind each party unless the necessary amendment or modification would alter materially the rights, duties and/or obligations of the Parties hereto in which case this Agreement shall terminate unless otherwise agreed by the Parties hereto.

     16. FURTHER ASSURANCES. After Closing, Seller and Buyer agree to take such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto.

     17. THIRD PARTY BENEFICIARIES. There are no third parties who are intended to be beneficiaries of this Agreement.

     18. CONFIDENTIALITY. Due to the confidentiality of certain aspects of Century's business, and proprietary nature of certain non public information and data, which is acknowledged by all parties hereto, Aquatic and its agents will not disclose to any person, without the prior written consent of Century, any confidential information and any information about the proposed transaction, or the terms or conditions or any other facts relating thereto. except as required in connection with any financing, Aquatic shall keep confidential all information regarding this agreement, contracts, financial, geological, engineering and related information.

IN  WITNESS  WHEREOF,  THIS  AGREEMENT  SHALL  BE EFFECTIVE AS OF MARCH 1, 2004.

EXECUTED THIS    17TH    DAY OF  MARCH, 2004.

CENTURY RESOURCES, INC                           AQUATICS CELLULOSE
                                                 INTERNATIONAL CORPORATION
/s/ Edward R. DeStefano                          /s/ Sheridan Westgarde
----------------------------                     -------------------------------
Edward R. DeStefano, President                   Sheridan Westgarde, CEO

                                   EXHIBIT "A"

Attached to and made a part of that certain Purchase and Sale & Exploration Agreement between Century Resources, Inc, and Aquatic Cellulose International Corporation effective March 1, 2004.

OIL, GAS AND MINERAL LEASE:

DATE:        APRIL 16, 1951
LESSOR:      Hamill & Hamill, a partnership composed of Claud B. Hamill and P.R.
Hamill,
             Trustees, and Dorthy Stoner Parker, and husband, Ed G. Parker
LESSEE:      Frank Hawkins
Land:        3,645.61 Acres, more or less, William Baxter Survey, A-4
Recorded:    Volume 225, Page 290, DR
Amended:     Volume 543, Page 7
("Hamill Lease")

SUBSURFACE  EASEMENTS  (  Lot  and  block  references  are  to the Sargent Beach
Subdivision, William Baxter Survey, A-4, recorded at Volume 3, Page 5, Plat Records, Matagorda County, Texas):

1.    Date:     August 17, 2001
      Grantor:  Michael W. Collier
      Grantee:  Calpine Natural Gas Company
      Land:     Lots 14, 15,16,17,18,19,20,21,22,23,24,25,26,27,28, &29, Block 1
      Recorded: Volume 629, Page 754, DR

2.    Date:     August 14, 2001
      Grantor:  Michael Andrew Hankis and Amanda Grace Hankins
      Grantee:  Calpine Natural Gas Company
      Land:     Lots 14, 15,16,17,18,19,20,21,22,23,24,25,26,27,28, &29, Block 1
      Recorded: Volume 629, Page 756, DR

3.    Date:     May 29, 2001
      Grantor:  Deborah Jean Perkins
      Grantee:  Calpine Natural Gas Company
      Land:     Lots 33,34,35 & 36 Block 24
      Recorded: Volume 628, Page 417, DR

4.   Date:      July 16, 2001
     Grantor:   Mitchell Melnyczuk
     Grantee:   Calpine Natural Gas Company
     Land:      Lots 2 & 3, Block 3
     Recorded:  Volume 628, Page 439

5.   Date:      August 8, 2001
     Grantor:   United States Department of the Army
     Grantee:   Calpine Natural Gas Company
     Land:      Portion of Tracts 503 and 504
     Recorded:  Unrecorded

NORTEX FARMOUT AND OPERATING AGREEMENT:

Seismic Option Farmout Agreement dated March 19, 1998, between Nortex Corporation and Sheridan Energy, Inc., amended September 14, 1999, May 19, 2000, January 23, 2001 and May 7, 2001, which may be subject to the operating agreement dated January 16, 1961, between J.S. Michael Company and Gulf Oil Corporation.

WELLS:

All producing, shut-in, inactive and salt water disposal wells on Hamill & Hamill Lease to all depths.

FACILITIES:

All personal property, equipment, fixtures, facilities and materials associated with the wells listed above, including without limitation, pipelines, tanks, saltwater disposal, gathering systems and dehydrations systems.

                                  EXHIBIT "A-1"

Attached to and made a part of that certain Purchase and Sale Agreement between Century Resources, Inc, and Aquatic Cellulose International Corporation as ,dated March 1, 2004. Leases owned by Century Resources, Inc., includes but is not limited to the following:

     1.     LEASES:  TENNA  FIELD,  WHARTON  COUNTY,  TEXAS:


LESSOR                    LESSEE
------                    ------

     DATED             VOL. PAGE                                  RECORDED
     -----             ---------
BROTHERS CATTLE COMPANY, INC.        J.CHARLES HOLLIMON, INC.   05/01/90      830       430

EMIL J. HILLJE                       E.W. OGDEN                 09/30/52      255       446

KATHRYN MURRAY, GUARDIAN ESTATE
OF JACK B. HOWARD, JR.               E.W. OGDEN                 09/04/53      263       213

BROTHERS CATTLE COMPANY, INC.        HARDWICK OIL CO.           12/23/91       30       261

BROTHERS CATTLE COMPANY, INC.        HARDWICK OIL CO.           06/17/92       24        17

     2.     SAN MIGUEL CREEK FIELD, MCMULLEN COUNTY, TX:

            Lessor:     SALLY BURMEISTER
            Lessee:     ATLANTIC REFINING COMPANY
            Date:       SEPTEMBER 6, 1940
Recorded: Volume 27, Pages 632-635 of the Deed Records of McMullen, County, Texas, COVERING 200 ACRES, being the westernmost 200 acres of the Frank H. Burmeister Survey 14, A-1060, from the surface down to and including the stratigraphic equivalent of 6,100 feet beneath such land.

            Lessor:     Clifton Wheeler et ux
            Lessee:     V.T. Donnelly
            Date:       June 16, 1951
Recorded: Volume 28 ,Pages 480 of the Deed Records of McMullen, County, Texas, INSOFAR as Said Lease covers 40 acres more particularly described in that certain Assignment and Bill of Sale dated September 12, 2001 from Lakewood Operating , LTD. et al to Century Resources, Inc., recorded at Volume 411, Page 237, Official Records of McMullen County, Texas.

                                  EXHIBIT "B"

                          COPY OF OPERATING AGREEMENT
Attached to and made a part of that certain Purchase and Sale Agreement between Century Resources, Inc, and Aquatic Cellulose International Corporation as ,dated March 1, 2004. Leases owned by Century Resources, Inc.,

                                   EXHIBIT 'C'

Attached to and made a part of that certain Purchase and Sale and Exploration AGREEMENT BY AND BETWEEN Century Resources, Inc. and AQUATIC CELLULOSE INTERNATIONAL CORP., dated January 15, 2004.

The following share structure will be completed upon the approval of shareholders in the forthcoming proxy vote and the subsequent corporate recapitalization. Aquatic board of directors maintains the right to issue additional shares for acquisition and expansion, which will affect original shareholders percentage of ownership. Aquatic agrees that the initial 15% ownership stake by Edward R. DeStefano will be issued upon the completion of the Company share recapitalization; however Aquatic maintains the right to change other ownership percentages as Aquatic sees fit.

SHARE STRUCTURE OF AQUATIC CELLULOSE INTERNATIONAL CORP

Issued & Outstanding ---------------------------------------------23.002 million

Corp. shareholders & Professional Services------------------2.5 million /(6.11%) Officers & Directors ----------------------------------10.408 million / (45.25%)
Debt service --------------------------------------------5.52 million / (24.00%)
Edward R. DeStefano ----------------------------------------3.45 million / (15%)

(BASED ON ISSUED &OUTSTANDING SHARES OF APPROX. 23.0 MILLION, THE NUMBER OF WHICH IS SUBJECT TO CHANGE)